Winning Points Advisors, LLC
129 NW 13th Street
Suite D-26
Boca Raton, FL 33432

Code of Ethics

October 3, 2011

Executive Summary

The Securities and Exchange Commission (SEC) has adopted new rule 204A-1 (the Rule) under the Investment Advisers Act that requires investment advisors to adopt codes of ethics. The Rule requires an investment adviser’s code of ethics to set forth standards of conduct and to require compliance with federal and state securities laws. Codes of ethics must also address personal trading and require investment advisor’s personnel to report their personal securities holdings and transactions, and to obtain pre-approval of certain investments.

This document contains the Winning Points Advisors, LLC Code of Ethics, which is effective January 1, 2011.

Covered Persons

Winning Points Advisors, LLC  personnel that are covered (Covered Persons) under the Winning Points Advisors, LLC Code of Ethics (the Code) include all home office employees, financial advisors, registered assistants and non-registered assistants.  Employees of affiliates and temporary or contract workers are excluded from the requirements of the Code.

Covered Persons are considered access persons under the Rule and are required to adhere to all policies and provide reporting to Winning Points Advisors as described herein. Additional procedures are also applicable to certain access persons (e.g. financial advisors who are approved by Winning Points Advisors for full discretion within SAM or SAM II accounts, TD Ameritrade accounts and employees or persons conducting stock research for Winning Points Advisors, LLC.

Acknowledgement of Receipt of Code

All Covered Persons are required to acknowledge receipt of delivery of this Code from Winning Points Advisors, as well as any amendments to the Code that may be delivered. Additionally, it is the responsibility of all Covered Persons to read, understand and abide by all aspects of the Code.

Standards of Business Conduct

Winning Points Advisors strongly believes it is appropriate to conduct all business dealings in an ethical fashion and encourages all Covered Persons to live up not only to the technical requirements of this Code, but also to the spirit in which it is intended.

Compliance with Securities Laws

Covered Persons are required to abide by all applicable federal and state securities laws. Policies concerning these securities laws are discussed in other Winning Points Advisors manuals and guides.

Covered Persons are not permitted, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by a client:

o	To defraud such client in any manner;
o	To mislead a client, including by making any statement that omits or misstates material facts;
o	To engage in any act, practice or course of conduct, which operates or would operate as a fraud or deceit on a client;
o	To engage in any manipulative practice with respect to such client;
o	To engage in any manipulative practice with respect to securities, including price manipulation;
o	To favor the interests of one client over another client; or
o	To profit personally, directly or indirectly, as a result of knowledge about a security or a transaction.

Conflicts of Interest

Winning Points Advisors and its Covered Persons have an affirmative duty of care, loyalty, honesty and good faith to act in the best interests of its clients. Covered Persons should avoid even the appearance of a conflict of interest and should fully disclose all material facts concerning any conflict that does arise with a client.

Insider Trading

In accordance with the Insider Trading and Securities Fraud Enforcement Act of 1998, no Covered Person may trade a security while in the possession of non-public information about the security. Additionally, no Covered Person may disseminate or tip such information to others who may trade the security. Material information includes any information that a reasonable investor would consider in making an investment decision. Non-public information is information that has not been disseminated in a manner that would make it generally available to investors.

A Covered Person who has reason to believe that he or she. or a customer, is in possession of “inside information” should contact the Winning Points Advisors legal department prior to taking any action.

Protecting Confidentiality

In the course of normal business activities, Covered Persons may receive confidential information concerning clients and potential clients. In order to maintain client confidence and trust, this information must be handled with integrity and discretion.

As a general rule, confidential information pertaining to a client of Winning Points Advisors should never be communicated to anyone other than financial advisors, assistants and employees of Winning Points Advisors who need to know, and where appropriate, to the participants involved in a specific transaction. A judgment about who needs to know particular client information depends on the facts and circumstances and should be discussed by the Covered Person with his/her supervisor (e.g., for financial advisors the branch office manager or the Compliance Department).

Examples of persons within Winning Points Advisors who may need to know include senior management, compliance and legal staff. In the event confidential client information is communicated, the recipient of the information should be advised of its confidential nature. That it is given solely for the purpose of fulfilling his or her responsibilities with the client and that it is not to be disclosed in any other form to any other person.

Personal Securities Transactions

All Covered Persons must comply with the Winning Points Advisors policies regarding personal securities transactions.

Covered Persons are required to adhere to Winning Points Advisors policy concerning restricted trading periods (Blackout List). This policy prohibits Covered Persons from engaging in transactions in securities on the Winning Points Advisors Blackout List until the stated blackout period of two trading days has elapsed. Blackout trading procedures may be waived as follows:

o	If a Covered Person has delegated investment authority to an independent fiduciary outside of Winning Points Advisors, blackout periods may not apply.
o
If a party to an account, other than a Covered Person, certifies that he/she has sole investment responsibility for the account, and does not discuss the purchase or sale of investments in the account with anyone associated with Winning Points Advisors, blackout provisions may not apply.

A list of accounts not subject to blackout provisions must be submitted to the Compliance Department along with an explanation of why a waiver should be granted.

•	Purchases of limited or private offerings require pre-approval from the Compliance Department prior to proceeding with a transaction.
•	Winning Points Advisors prohibits Covered Persons from acquiring any securities in an initial public offering without prior written approval from the Compliance Department.
•	Winning Points Advisors Research Department employees are required to obtain pre-clearance from the Compliance Department prior to placing any transaction in any reportable security as defined below.

Violations of the Code

Any violation or non-compliance must be immediately reported to the Chief Compliance Officer, Advisory Compliance. Examples include: non-compliance with applicable rules and regulations, fraud or illegal acts involving any aspect of the firm’s business, material misstatements in client records or reports, or any activity that is harmful to clients.

Any violation of the Code may result in disciplinary action including but not limited to warning, fines, disgorgement, suspension. Demotion or termination of employment or licensing.

Personal Securities Accounts

Winning Points Advisors policy permits Covered Persons to maintain personal securities accounts at Winning Points Advisors and other financial institutions. Accounts include those in which a Covered Person has any direct or indirect beneficial ownership (including a trust). A Covered Person is considered to be the beneficial owner on accounts in which he/she has any financial interest or ability to exercise control and on accounts belonging to immediate family members (including any relative by blood or marriage) sharing the Covered Person’s household.

Covered Persons must notify the Compliance Department of, and receive prior written approval for opening accounts at financial institutions other than Winning Points Advisors. Covered Persons are required to set up Winning Points Advisors to receive duplicate copies of confirmations and statements for the accounts held at other financial institutions. In the instance with dual registration, where a Winning Points Advisor is also registered with a broker/dealer which registration requires substantially similar notice and disclosure, such person may apply to the chief compliance officer for a exemption of said disclosure providing compliance with the broker/dealers applicable rules is complete, accurate and continuous.

Periodic Reporting

Absent an approved and current exemption as above, the Rule requires all Covered Persons to report certain security and transaction information to Winning Points Advisors on a periodic basis. Winning Points Advisors will generate the reporting internally for all securities and transactions within Winning Points Advisors accounts.

For securities and transactions in accounts held at other financial institutions, Winning Points Advisors will rely on duplicate confirmations and statements received within the Compliance Department for securities and transactions for the vast majority of financial advisors and home office employees.

Exception: Financial advisors granted full discretionary authority over stocks and bonds within SAM, SAM II accounts, TD Ameritrade or other 3rd party custodian for any clients may be required to report securities and transaction information for accounts held at other financial institutions via separate procedures. These procedures, if applicable, will be communicated directly to the impacted Covered Persons.

Reportable Securities

All securities are reportable (Reportable Securities) on the periodic reporting except:
o	Direct obligations of the U.S. Government;

o
Money market instruments (bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments) where “high quality short-term debt instrument” is defined to mean any instrument having a maturity at issuance of less than 366 days and which is rated in one of the highest two rating categories by a Nationally Recognized Statistical Rating Organization, or which is unrated but is of comparable quality;

o	Shares of money market funds;
o	Open-end mutual funds; and
o	Open-end unit investment trusts.

Holdings Report

Within 10 days of becoming associated with Winning Points Advisors (or January 1, 2011 for all existing financial advisors and employees), Covered Persons are required to provide holding information for all Reportable Securities. Absent a exemption all holdings must be current as of a date not more than 45 days prior to becoming an access person. Holdings information is required on an annual basis, thereafter, and must be currant as of a date not more than 45 days prior to the date the report is submitted.

Requirements as to the method of providing Winning Points Advisors with the reportable holdings information depend on factors such as location of employment and the type of business conducted.

As stated above, Winning Points Advisors will rely on duplicate confirmations and statements received within the Compliance Department for securities for the vast majority of financial advisors and home office employees.

Exception: Financial advisors granted full discretion authority over stocks and bonds within SAM, SAM II, TD Ameritrade or other 3rd Party custodian accounts for any clients, and all licensed home office employees, may be required to report security holdings for accounts held at other financial institutions via separate procedures.

Quarterly Transaction Report

Absent an exemption as detailed above, Covered Persons are required to provide Winning Points Advisors quarterly information on all transactions in Reportable Securities within 30 days of each calendar quarter end.

Requirements as to the method of providing Winning Points Advisors with the reportable transaction information depend on various factors, such as the location of employment, and the type of business conducted.

As stated above, Winning Points Advisors will rely on duplicate confirmations and statements received within the Compliance Department for transactions for the vast majority of financial advisors and home office employees.

Exception: Financial Advisors granted full discretion authority over stocks and bonds within SAM or SAM II accounts for any clients, and all licensed home office employees, may be required to report transaction information for accounts held at other financial institutions via separate procedures.

Purchases or sales subject to an automatic dividend reinvestment plan need not be reported.

End of Codes of Ethics Winning Points Advisors, LLC October 3, 2011

Signature Page

Charles S. Stoll	Date

John T. Brandt	Date

Robert Gearing	Date

Fonda Donaldson	Date